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PRICING SUPPLEMENT NO. MP-3                     FILED PURSUANT TO RULE 424(b)(2)
DATED MARCH 13, 2007                                 REGISTRATION NO. 333-106040
TO PROSPECTUS DATED JULY 24, 2006
AND PROSPECTUS SUPPLEMENT DATED OCTOBER 12, 2006

                       AMERICAN INTERNATIONAL GROUP, INC.
         4.95% MEDIUM-TERM NOTES, SERIES MP, MATCHED INVESTMENT PROGRAM,
                               DUE MARCH 20, 2011

Principal Amount:  U.S.$600,000,000                                        Original Issue Date:  March 20, 2007
Agents' Discount or Commission:  U.S.$1,500,000                            Stated Maturity:  March 20, 2012
Net Proceeds to Issuer:  U.S.$597,216,000                                  Interest Rate:  4.95%
Form: [ x ] Book Entry [    ] Certificated                                 CUSIP No.:  02687QBL1
Specified Currency (If other than U.S. dollars):  N/A                      Authorized Denominations (If other than
                                                                           U.S.$1,000 and integral multiples of
                                                                           U.S.$1,000 in excess thereof):  N/A

The notes are being placed through or purchased by the Agents listed below:

Goldman Sachs &Co.                      U.S.$240,000,000      Capacity:      [   ] Agent     [ x ] Principal
Greenwich Capital Markets, Inc.         U.S.$240,000,000      Capacity:      [   ] Agent     [ x ] Principal
Daiwa Securities SMBC Europe Ltd        U.S.$ 40,020,000      Capacity:      [   ] Agent     [ x ] Principal
Mitsubishi UFJ Securities
International plc                       U.S.$ 39,960,000      Capacity:      [   ] Agent     [ x ] Principal
Mizuho Securities (USA) Inc.            U.S.$ 40,020,000      Capacity:      [   ] Agent     [ x ] Principal

If as Agent:      The notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Principal:
     [ ] The notes are being offered at varying prices related to prevailing market prices at the time of resale.
     [x] The notes are being offered at a fixed initial public offering price of 99.786% of principal amount.


Interest Payment Dates: Semi-annually on every March 20 and September 20, commencing September 20, 2007

Redemption Provisions:
     [x] The notes cannot be redeemed prior to the Stated Maturity.
     [ ] The notes may be redeemed prior to the Stated Maturity.
         Initial Redemption Date:
         Initial Redemption Percentage:  ___%
         Annual Redemption Percentage Reduction:  ___%

Optional Repayment Provisions:
     [x] The notes cannot be repaid prior to the Stated Maturity.
     [ ] The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.

Optional Repayment Date(s):

Use of Proceeds: We intend to use the net proceeds from the sale of the notes to fund the AIG Matched Investment Program, American International Group, Inc.'s principal spread-based investment activity.

Other Provisions: None


We are offering notes on a continuing basis through AIG Financial Securities Corp., ABN AMRO Incorporated, Banca IMI S.p.A., Banc of America Securities LLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Calyon Securities (USA) Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Daiwa Securities SMBC Europe Limited, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., McDonald Investments Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, TD Securities (USA) LLC, UBS Securities LLC, and Wachovia Capital Markets, LLC, as agents, each of which has agreed to use its best efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes

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described by this pricing supplement, we have accepted offers to purchase $2.7 billion aggregate principal amount (or its equivalent in one or more foreign currencies) of notes described in the accompanying prospectus supplement.


                             -----------------------



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR DETERMINED IF THE PROSPECTUS, THE PROSPECTUS SUPPLEMENT OR THIS PRICING SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.